EXHIBIT 99

FOR IMMEDIATE RELEASE AUGUST 26, 2005
Contact: Louis Rogers, President
Triple Net Properties, LLC
1551 N. Tustin Ave., Suite 200
Santa Ana, CA 92705
877-888-7348
714-667-8252
lrogers@1031NNN.com
www.1031NNN.com

TRIPLE NET PROPERTIES ANNOUNCES
THE SALE OF 801 K STREET
Santa Ana, California, August 26, 2005 – Louis Rogers, President of Triple Net Properties, LLC, announced today the sale of 801 K Street in Sacramento, California on behalf of tenant in common investors.
801 K Street was sold for $79,350,000 to an undisclosed buyer, who was represented by Steve Livaditas and Kevin Crummy of Eastdil Realty. Steve Corea, Senior Vice President of Acquisitions for Triple Net Properties, along with Messers Livaditas and Crummy, represented the tenant in common sellers. 801 K Street was originally purchased in March 2004 for $65,780,000.
801 K Street is a stunning Class A, 28-story, approximately 336,000 square-foot office tower located in Sacramento, California. With a central downtown location, this building provides high-visibility and distinction. 801 K Street is approximately 77% leased, with 72% of the building leased by the California State Department of Conservation.
Triple Net Properties, LLC manages a growing portfolio of over 23.7 million square feet of commercial properties and 1.1 million square feet of multi-family properties with a market value of over $2.9 billion from their headquarters in Santa Ana, California and numerous regional offices. Triple Net and affiliates are currently buying and selling properties throughout the United States.